Exhibit 99.2

STRATEGIC DIVESTITURE & SETTLEMENT AGREEMENT

EFFECTIVE DATE: April 25, 2026

PARTIES: 1. **HESTIA INSIGHT INC.**, a Nevada corporation ("Parent" or the "Company").
2. **EDWARD LEE**, an individual and Chairman/President of the Company ("Executive").

RECITALS

WHEREAS, Executive has provided **six (6) years of dedicated service** to Parent as Chairman and President (2020–2026) without receiving cash salary, health insurance, or standard executive benefits;

WHEREAS, Parent recognizes an outstanding compensation liability and accrued debt of **$500,000** (the "Debt") owed to Executive for said services;

WHEREAS, Parent owns 100% of the membership interest in **Hestia Investments Inc.**(the "Subsidiary");

WHEREAS, Parent and Executive desire to settle the Debt through the transfer of the Subsidiary to Executive, thereby streamlining Parent's balance sheet and reducing its consolidated operational burn rate in preparation for upcoming merger activities.

SECTION 1: THE EXCHANGE & VALUATION

1.1 Transfer of Interest: Parent hereby assigns, transfers, and conveys 100% of its equity and membership interest in the Subsidiary to Executive.

1.2 Satisfaction of Debt: In full consideration for the transfer of the Subsidiary, Executive hereby cancels, waives, and releases Parent from the **$500,000** Debt.

1.3 Mutual Acknowledgment of Value: Both parties agree that the fair market value of the Subsidiary is approximately **$500,000.** This valuation is based on an assessment of the Subsidiary's assets and the immediate relief of Parent's obligation to fund the Subsidiary's ongoing operational deficits.

SECTION 2: SHAREHOLDER EARNINGS PARTICIPATION

2.1 Participation Right: As additional consideration for the benefit of Parent's minority stockholders, the Subsidiary shall pay to Parent an amount equal to **20% of its annual Net Earnings.**

2.2 Duration: This participation obligation shall remain in effect for a period of **two (2) years** following the Closing Date.

2.3 Record Date: All payments received by Parent under this Section shall be distributed pro-rata to Parent's stockholders of record as of **April 30, 2026.**

SECTION 3: TAX TREATMENT & DEFERRED REALIZATION

3.1 Tax-Neutral Intent: The parties intend for this transaction to be treated as a "value-for-value" exchange of a debt instrument for property of equal value.

3.2 Non-Recognition of Immediate Gain: The parties acknowledge that Executive's gain, if any, shall be realized only upon a future "Liquidity Event" or the sale of the Subsidiary's assets to a third party, and **not** upon the initial execution of this transfer.

EL

3.3 Consistent Reporting: All corporate and personal tax filings and regulatory disclosures shall be prepared in a manner consistent with the $500,000 valuation established herein. SECTION 4: ASSUMPTION OF LIABILITIES 1. Operational Burn: Effective upon the C lo sing Date, Executive assumes all responsibility for the Subsidiary's future operational costs, liabilities, and funding requirements, indemnifying Parent against any such costs occurring after the transfer . SECTION 5: GOVERNANCE & EFFECTIVENESS 1. Majority Approval: This Agreement has been ratified by the holders of 67% of the voting power of Parent pursuant to NRS 78.320. 2. Effective Date: Pursuant to SEC Rule 14c - 2, the final transfer of ೦ terest shall be effective twenty (20) calendar days after the mailing of a Definitive Information Statement to Parent's stockholders. SIGNATURES FOR HESTIA INSIGHT INC. (By Independent Director) Name:Eugene Cha Title: lndependent Director -- 4 - ---- , Cl/ - /,. - , - ; ೦ ,_(, Edward Lee Chairman & President EXECUTIVE

2

VALUATION SUMMARY TO: The Board of Directors, Hestia Insight Inc. FROM: Accountant - Hestia Insight Inc. DATE: April 23, 2026 RE: Valuation Analysis of HESTIA INVESTMENT INC in Connection with Debt Settlement 1. Purpose of Analysis Thi s summary has been prepared to assist the Board of Directors in determining the fair market value of 100 % of the membership interests of HESTIA INVESTMENT (the "Subsidiary") in connection with its transfer to Edward Lee to satisfy a $ 500 , 000 legacy compen $ ation liability . 2. Valuation Methodology Due to the Subsidiary's status as a non - publicly traded entity with limited historical revenue, we have utilized a Cost - to - Create and Asset - Based Approach, adjusted for current operational liabilities . 3. Key Valuation Findings • Legacy Service Value : We have reviewed the record of service for Edward Lee and find that six (6) years of executive service without pay or benefits carries a fair market value exceeding $ 500 , 000 based on standard industry benchmarks for public company executives . • Subsidiary Fair Market Value (FMV) : Based on the book value of assets and the current market potential of [mention core asset, e . g . , the l mpact - O Al engine], the FMV is estimated at approximately $ 500 , 000 . • Operational Burn Adjustment : We have noted that the Subsidiary currently requires approximate l y $ 10 , 000 per month in funding . The relief of this financial burden represents an immediate cash - flow benefit to Hestia Insight Inc . 4. Inclusion of Shareholder Upside (The "Fairness Kicker") Critically, this valuation acknowledges that Hestia Insight Inc . is retaining a 20 % participation in the Net Earnings of the Subsidiary for two (2) years post - closing . This provision serves as a "Fairness Adjustment," ensuring that if the Subsidiary's value exceeds the $ 500 , 000 estimate through future profitability, the stockholders of record as of April 30 , 2026 , will directly benefit . 5. Conclusion Participation ore going, it is my professional opinion that the exchange of a $500,000 liquid debt for the illiquid equity of the Subsidiary combiped with the retention of 20% profit participation represents a transaction that is fair and equitable to Hestia Insight Inc. and its stockholders. Signed, ೦ ATTAR RAZA ACCOUNTANT

3